Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Dolan Media Company 2007 Equity Incentive Plan and the Dolan Media Company Employee Stock Purchase Plan of Dolan Media Company of our report dated June 21, 2006, relating to the statements of operations, changes in members’ equity, and cash flows and financial statement schedule of Counsel Press LLC and Subsidiary for the year ended December 31, 2004, which are included in the Prospectus dated August 1, 2007 filed by Dolan Media Company with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement of Dolan Media Company on Form S-1 (333-142372).

/s/ Judelson Giordano & Siegel, PC

Middletown, New York
August 1, 2007